As filed with the Securities and Exchange Commission on May 12, 2010

Registration No. 333-166056

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

AMENDMENT NO. 4
to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________

Kingtone Wirelessinfo Solution Holding Ltd
(Exact Name of Registrant as Specified in Its Charter)

British Virgin Islands (State or Other Jurisdiction of Incorporation or Organization)	7371 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

3rd Floor, Borough A, Block A. No.181, South Taibai Road, Xi’an, Shaanxi Province,
People’s Republic of China 710065
Tel: (86) 29-88266368
 (Address, Including Zip Code, and Telephone Number,
 Including Area Code, of Registrant’s Principal Executive Offices)

Vcorp Services LLC
20 Robert Pitt Drive, Suite 214
Monsey, NY 10952
Tel: (888) 528 2677
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
_________________________

Copies to:

Elizabeth Chen, Esq. Pryor Cashman LLP 7 Times Square New York, New York 10036-6569 Telephone: (212) 421-4100 Facsimile: (212) 326-0806	Larry Liu Global Law Office 15/F, Tower 1, China Central Place No. 81 Jianguo Road, Chaoyang District Beijing, China Telephone: (86) 10-6584-6688 Facsimile: (86) 10-6584-6666	Mitchell S. Nussbaum, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Telephone: (212) 407-4159 Facsimile: (212) 407-4990

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Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

__________________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1) (2)	Amount of Registration Fee (1)
Ordinary shares, par value $.001 per share (2) (3)	$20,000,000	$1,426.00

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Acts of 1933, as amended.  This fee was previously paid in connection with the filing of this Registration Statement on Form F-1 on April 13, 2010.

(2)
Includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and also includes ordinary shares that may be purchased by the underwriters pursuant to an option to purchase additional ADSs. The ordinary shares are not being registered for the purpose of sales outside the United States.

(3)
American Depositary Shares issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-166063).  Each American depositary share represents one (1) ordinary share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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EXPLANATORY NOTE

           This Amendment No. 4 to the Registration Statement on Form F-1 is being filed solely for the purpose of amending “Item 8 – Exhibits and Financial Statement Schedules ” of  “Part II – Information Not Required In Prospectus” in order to file an updated Exhibit 5.1.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.  Indemnification of Directors and Officers

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.  Under Registrant’s memorandum of association and articles of association, the Registrant may indemnify its directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the Registrant and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

The Underwriting Agreement, the form of which is filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of the Registrant and its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

The information below sets forth the date of issuance, title, amount and purchasers of, and consideration paid for, the Registrant’s securities sold within the last three years that were not registered under the Securities Act. All such securities were issued outside the United States pursuant to Regulation S of the Securities Act or inside the United States in transactions exempt from the registration requirements of the Securities Act.

Date of Sale or Issuance	Title	Number of Securities	Consideration	Securities Act Exemption	Purchaser

October 27, 2009	Ordinary Shares	1	$1.00	(1)	Sha Li
December 14, 2009	Ordinary Shares	6,806,249	$6,806.25	(1)	Xtra Heights Management Ltd.
December 14, 2009	Ordinary Shares	1,060,714	$1,060.71	(1)	SCGC Capital Holding Company Limited
December 14, 2009	Ordinary Shares	1,060,714	$1,060.71	(1)	Big Leap Enterprises Limited
December 14, 2009	Ordinary Shares	972,322	$972.32	(1)	Silver Avenue Overseas Inc.
December 14, 2009	Ordinary Shares	100,000	(2)	(2)	Millennium Group Inc.
_________________

(1)   The securities were exempt from registration pursuant to Regulation S under the Securities Act as result of a being issued by a foreign private issuer in a private offshore transaction with no direct selling efforts in the U.S.

(2)  The securities were issued in consideration for consulting services rendered.  The transaction was exempt from registrationunder Section 4(2) of the Securities Act on the basis that the securities were issued in a private transaction to an “accreditedinvestor” as such term is defined in Regulation D under the Securities Act.

Item 8.  Exhibits  and Financial Statement Schedules

See the Exhibit Index beginning on the page II-4 for a list of exhibits filed as part of this registration statement on Form F-1, which Exhibit Index is incorporated herein by reference.

Item 9.  Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(a)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)           We hereby undertake that:

(i)    for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)   for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has caused this Amendment No. 4 to Registration Statement on Form F-1 to be signed on its behalf by the undersigned, there unto duly authorized, in Shaanxi, PRC on May 12, 2010.

Kingtone Wirelessinfo Solution Holding Ltd

By:	/s/ Peng Zhang
Peng Zhang
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement on Form F-1 was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

*	Chairman	May 12, 2010
Tao Li

/s/ Peng Zhang	Chief Executive Officer	May 12, 2010
Peng Zhang	(Principal Executive Officer)

/s/ Ying Yang	Chief Financial Officer and Authorized	May 12, 2010
Ying Yang	Representative in the United States
(Principal Financial and
Accounting Officer)

*	Director	May 12, 2010
Li Wu

*	Director	May 12, 2010
Lili Dong

*	Director	May 12, 2010
Melody Shi

	Director	May __, 2010
James Fong

*Pursuant to a power of attorney by:	/s/ Peng Zhang
Peng Zhang
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Form of Underwriting Agreement between the Company and the underwriters named therein.
3.1*	Form of Amended and Restated Memorandum of Association and Articles of Association of the Company.
4.1*	Form of Deposit Agreement among the Company, depositary and holders of the American Depositary Receipts.
4.3*	Form of American Depositary Receipt (included in Exhibit 4.1).
5.1	Opinion of Harney Westwood & Riegels.
10.1*
English translation of Entrusted Management Agreement dated December 15, 2009 between Xi’an Softech Co., Ltd., Xi’an Kingtone Information Technology Co., Ltd. and the shareholders of Xi’an Kingtone Information Technology Co., Ltd.

10.2*	English translation of Exclusive Technology Service Agreement dated December 15, 2009 between Xi’an Softech Co., Ltd. and Xi’an Kingtone Information Technology Co., Ltd.
10.3*
English translation of Shareholder’s Voting Proxy Agreement dated December 15, 2009 between Xi’an Softech Co., Ltd., Xi’an Kingtone Information Technology Co., Ltd. and the shareholders of Xi’an Kingtone Information Technology Co., Ltd.

10.4*
English translation of Exclusive Option Agreement dated December 15, 2009 between Xi’an Softech Co., Ltd., Xi’an Kingtone Information Technology Co., Ltd. and the shareholders of Xi’an Kingtone Information Technology Co., Ltd.

10.5*
English translation of Equity Pledge Agreement dated December 15, 2009 between Xi’an Softech Co., Ltd., Xi’an Kingtone Information Technology Co., Ltd. and the shareholders of Xi’an Kingtone Information Technology Co., Ltd.

10.6*	English translation of Loan Agreement dated September 14, 2009 between Xi’an Kingtone Information Technology Co., Ltd. and Xian City Commercial Bank.
10.7*	English translation of Mortgage Agreement dated September 14, 2009 between Xi’an Kingtone Information Technology Co., Ltd. and Xian City Commercial Bank.
10.8*	English translation of Form of Call Option Agreement dated December 15, 2009 by and among Xtra Heights Management Ltd., Sha Li and twelve shareholders of Kingtone Information Technology Co., Ltd.
10.9*	English translation of Form of Employment Agreement entered into between the Company and the Company’s executive officers.
10.10*	Term Sheet dated October 27, 2009 between Sha Li and certain shareholders of Kingtone Information Technology Co., Ltd.
10.11*
English transaction of Processing Contract for the Complete Equipment Installation of Drip Fertilizer dated June 19, 2008 between Xi’an Kingtone Information Technology Co., Ltd. and Shaanxi Techteam Jinong Humic Acid, Ltd.

10.12*
English translation of Contract for Integrated & Wireless Pipeline Control System of Shaanxi Techteam Jinong Humic Acid Products Co., Ltd dated October 20, 2008 between Xi’an Kingtone Information Technology Co., Ltd. and Shaanxi Techteam Jinong Humic Acid, Ltd.

10.13*
English translation of Installation and Construction Subcontract dated October 15, 2008  between Xi’an Kingtone Information Technology Co., Ltd., Yangzhuanghe Refine Chemical Project Headquarter of the Refine Chemical Company of Shanxi Yanchang Petroleum Group and Shanxi Chemical Construction Co., Ltd.

10.14*
English translation of Material Purchase Contract dated April 30, 2009 between Xi’an Kingtone Information Technology Co., Ltd. and Xi’an Product Petroleum Pipe Transportation Project Management Department of Shanxi Chemical Construction YanLian.

10.15*
English translation of Land Use Right and Property Ownership Transfer Agreement dated April 22, 2008 by and between Shaanxi Aoda Real Estate Co., Ltd. and Xi’an Kingtone Information Technology Co., Ltd.

10.16+	Employment Agreement dated April 23, 2010 between the Company and Ying Yang.
10.17+	2010 Omnibus Incentive Plan of the Company.
21.1	Subsidiaries of the Company. Topsky Info-tech Holdings Pte Ltd, a Singapore company. Xi’an Softech Co., Ltd., a PRC company
23.1	Consent of Bernstein & Pinchuk LLP.
23.2	Consent of Harney Westwood & Riegels (contained in Exhibit 5.1).
23.3	Consent of Global Law Office.
24.1*	Power of Attorney (included) on the signature page to this registration statement.

*      Previously filed with this Registration Statement on Form F-1on April 13, 2010.
+      Previously filed with Amendment No. 1 to this Registration Statement on Form F-1 on April 29, 2010.